                                                                      Exhibit 1

                                PROMISSORY NOTE


$2,728,000.00                                                New York, New York
                                                             April 11, 1997


         FOR VALUE RECEIVED, Jerome B. Richter, an individual residing at 26280 Dori Lane, Los Altos Hills, California 94022 (the "Borrower"), hereby promises to pay to the order of Penn Octane Corporation, a Delaware corporation (the "Lender"), at its offices located at 900 Veterans Boulevard, Redwood City, California 94063, or at such other place as the Lender shall designate, the principal amount of Two Million Seven Hundred and Twenty Eight Thousand Dollars ($2,728,000.00) on April 11, 2000. The Borrower shall pay interest on the unpaid principal amount hereof from the date hereof until paid, at a rate of eight and one quarter percent (8.25%) per annum, to be paid annually in arrears on each April 11 commencing April 11, 1998 and ending on April 11, 2000.

         Should the indebtedness represented by this Promissory Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other similar court proceedings or this Promissory Note be placed in the hands of attorneys for collection before or after maturity, the Borrower, its successors and assigns, agree to pay, in addition to the principal and interest due and payable hereon, reasonable attorneys' and collection fees.

         If the Borrower shall fail to make payment of any installment of interest on this Promissory Note when due, and if such default is not cured within ten (10) days thereafter, or if the Borrower shall become insolvent or a voluntary or uncontroverted

                               Page 8 of 16 Pages
petition shall be filed under the Federal Bankruptcy Code or other similar Federal or state law dealing with arrangements for the relief of creditors with respect to the Borrower (in each case, an "Event of Default"), and in any such event, the holder shall have the right without notice to the Borrower to declare this Promissory Note with accrued interest hereon to be immediately due and payable (whether or not then due by the stated terms hereof), whereupon the same shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         This Note is secured by and entitled to the benefits of a Pledge and Security Agreement dated the date hereof pursuant to which Borrower's obligations hereunder are secured by one million (1,000,000) shares of Common Stock, $0.01 par value, of the Lender owned by Borrower.


         No waiver by the holder of any breach of any covenant of the Borrower herein contained or any term or condition hereof shall be construed as a waiver of any subsequent breach of the same or of any other covenant, term or condition herein.

         This Promissory Note shall be deemed to have been made under, and in all respects shall be governed by and construed in accordance with, the laws of the State of New York.


                                                      /s/ Jerome B. Richter
                                                      -------------------------
                                                      Jerome B. Richter

                               Page 9 of 16 Pages